    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 5, 1999
                           REGISTRATION NO. 333-47041

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               -------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               -------------------

                        CBL & ASSOCIATES PROPERTIES, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                                               62-1545718
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)
                                    Suite 300
                                6148 Lee Highway
                        Chattanooga, Tennessee 37421-6511
                                 (423) 855-0001
     (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                               Charles B. Lebovitz
                 Chairman, President and Chief Executive Officer
                                    Suite 300
                                6148 Lee Highway
                        Chattanooga, Tennessee 37421-6511
                                 (423) 855-0001

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                           --------------------------
                                 with copies to:
        Yaacov M. Gross, Esq.                      Jeffrey V. Curry, Esq.
      Willkie Farr & Gallagher                   Shumacker & Thompson, P.C.
        787 Seventh Avenue                               Suite 103
     New York, New York 10019                        6148 Lee Highway
           (212) 728-8225                       Chattanooga, Tennessee 37421
                                                       (423) 855-1814

                           --------------------------

                  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED
                 SALE TO THE PUBLIC: From time to time after the
                    Registration Statement becomes effective.
                           --------------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

---------------------------   -------------------------------------------------
 Title of Each Class of
Securities to be Registered        Proposed Maximum Aggregate Offering Price(1)
---------------------------   -------------------------------------------------
Common Stock, par value
 $.01 per share                           $8,742,620.60
---------------------------   -------------------------------------------------

     (1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) for the purpose of computing the amount of registration fee based upon the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on November 1, 1999.
                           --------------------------
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED NOVEMBER 5, 1999

PROSPECTUS
----------
                                 388,022 SHARES

                        CBL & ASSOCIATES PROPERTIES, INC.
                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

         This Prospectus relates to 388,022 shares of our common stock that may be sold from time to time by the selling stockholder in accordance with the plan of distribution described in this Prospectus.

         Our common stock is listed on the New York Stock Exchange and traded under the symbol "CBL". The last reported sale price of our common stock on the New York Stock Exchange on November 1, 1999, was $22.5625 per share.

         Our principal executive offices are located at Suite 300, 6148 Lee Highway, Chattanooga, Tennessee 37421-6511 and our telephone number is (423) 855-0001.

Investing in our Common Stock involves certain risks. See "Risk Factors"
                             commencing on page 4.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                           --------------------------

                The date of this Prospectus is November 5, 1999.

         YOU SHOULD RELY ONLY ON INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. NEITHER WE NOR THE SELLING STOCKHOLDER HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THE PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

                           --------------------------

                                TABLE OF CONTENTS


WHERE TO FIND MORE INFORMATION...............................................2


INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.. ...........................3


RISK FACTORS.................................................................4


CBL & ASSOCIATES PROPERTIES, INC............................................11


USE OF PROCEEDS.............................................................12


SELLING STOCKHOLDER.........................................................13


PLAN OF DISTRIBUTION........................................................13


FEDERAL INCOME TAX CONSIDERATIONS...........................................15


STATE, LOCAL AND FOREIGN TAX CONSIDERATIONS.................................23


LEGAL MATTERS...............................................................24


EXPERTS.....................................................................24


                           --------------------------

                         WHERE TO FIND MORE INFORMATION

         We have filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the shares of Common Stock. This Prospectus is a part of the Registration Statement, but the Registration Statement also contains additional information and exhibits.

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, we file annual, quarterly and current reports with the Securities and Exchange Commission (the "Commission"). You can read and copy the Registration Statement and the reports that the Company files with the Commission at the Commission's public reference rooms at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Our filings with the commission are also available from the Commission's Web Site at http://www.sec.gov. Please call the Commission's toll-free telephone number at 1-800-SEC-0330 if you need further information about the operation of the commission's public reference rooms. Our common stock is listed on the New York Stock Exchange ("NYSE") and our reports can also be inspected at the offices of the NYSE, 20 Broad Street, 17th Floor, New York, New York 10005.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         We file annual, quarterly and special reports, proxy statements and other information with the Commission. The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this Prospectus. Any statement contained in a document which is incorporated by reference in this Prospectus is automatically updated and superseded if information contained in this Prospectus, or information that we later file with the Commission, modifies or replaces this information. All documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus. We incorporate by reference the following documents:

         1. Our Annual Report on Form 10-K for the year ended December 31, 1998, dated March 30, 1999 (the "Company 10-K");

         2. Our Quarterly Reports on Form 10-Q for the quarters ended
    March 31, 1999, dated May 14, 1999, and June 30, 1999, dated August 13,
    1999;

         3. Our Current Reports on Form 8-K dated February 4, 1999, April 29, 1999, May 4, 1999, July 29, 1999, October 27, 1999 and;

         4. The portions of our Proxy Statement filed on March 26, 1999 for our 1999 Annual Meeting of Stockholders that have been incorporated by reference into our Annual Report on Form 10-K.

         5. The description of our Common Stock contained in our Registration Statement on Form 8-A dated October 25, 1993.

To receive a free copy of any of the documents incorporated by reference in this Prospectus (other than exhibits) call or write CBL & Associates Properties, Inc., Suite 300, 6148 Lee Highway, Chattanooga, Tennessee 37421-6511, Attention:
Director of Investor Relations, Telephone (423) 855-0001.

                                  RISK FACTORS

         This Prospectus and those documents incorporated by reference herein may include certain "forward-looking information statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including (without limitation) statements with respect to anticipated future operating and financial performance, growth and acquisition opportunities and other similar forecasts and statements of expectation. Words such as "expects," "estimates," "plans," "anticipates," "predicts," "intends," "believes," "seeks," and "should" and other similar expressions and variations of these expressions are intended to identify these forward-looking statements. Forward-looking statements made by us are based on our estimates, projections, beliefs and assumptions at the time of the statements and are not guarantees of future performance. We disclaim any obligation to update or revise any forward-looking statement based on the occurrence of future events, the receipt of new information or otherwise.

         Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by us as a result of a number of risks, uncertainties and assumptions. Representative examples of these factors include (without limitation) general industry and economic conditions, interest rate trends, costs of capital and capital requirements, availability of real estate properties, competition from other companies and venues for the sale/distribution of goods and services, shifts in customer demands, tenant bankruptcies, changes in operating expenses, including employee wages, benefits and training, governmental and public policy changes, changes in applicable laws, rules and regulations (including changes in tax laws), the ability to obtain suitable equity and/or debt financing, and the continued availability of financing in the amounts and on the terms necessary to support our future business.

Risks of Expansion and Development Activities

         We intend to pursue development and expansion activities as opportunities arise. In connection with any development or expansion, we will incur various risks including the risk that development or expansion opportunities explored by us may be abandoned and the risk that construction costs of a project may exceed original estimates, possibly making the project not profitable. Other risks include the risk that we may not be able to refinance construction loans which are generally with full recourse to us, the risk that occupancy rates and rents at a completed project will not meet projections and will be insufficient to make the project profitable; and the need for anchor, mortgage lender and property partner approvals for certain expansion activities. In the event of an unsuccessful development project, our loss could exceed our investment in the project.

         We have in the past elected not to proceed with certain development projects and anticipate that we will do so again from time to time in the future. If we elect not to proceed with a development opportunity, the development costs ordinarily will be charged against income for the then-current period. Any such charge could have a material adverse effect on our results of operations for the period in which the charge is taken.

General Factors Affecting Investments in Shopping Center Properties; Effect of Economic and Real Estate Conditions

         A shopping center's revenues and value may be adversely affected by a number of factors, including:

         o     The national and regional economic climates

         o Local real estate conditions (such as an oversupply of retail space)

         o Perceptions by retailers or shoppers of the safety, convenience and attractiveness of the shopping center

         o The willingness and ability of the shopping center's owner to provide capable management and maintenance services.

         In addition, other factors may adversely affect a shopping center's value without affecting its current revenues, including:

         o     Changes in governmental regulations, zoning or tax laws

         o     Potential environmental or other legal liabilities

         o     Availability of financing

         o     Changes in interest rate levels

         There are numerous shopping facilities that compete with our properties in attracting retailers to lease space. In addition, retailers at our properties face continued competition from:

         o     Discount shopping centers

         o     Outlet malls

         o     Wholesale clubs

         o     Direct mail

         o     Telemarketing

         o     Television shopping networks

         o     Shopping via the Internet

         Competition could adversely affect revenues and funds available for distribution.

Geographic Concentration

         Our properties are located principally in the southeastern United States in:

         o    Alabama

         o    Florida

         o    Georgia

         o    Kentucky

         o    Mississippi

         o    North Carolina

         o    South Carolina

         o    Tennessee

         o    Virginia

         Twenty malls, fourteen associated centers, sixty-three community centers, five properties under construction and our office building are located in these states. Our results of operations and funds available for distribution to stockholders therefore will be subject generally to economic conditions in the southeastern United States. As of June 30, 1999, the Properties located in the southeastern United States accounted for 67% of our total assets, and such properties provided 64.7% of our total revenues for the six-month period ended June 30, 1999.

Third-Party Interests in Certain Properties

         We own partial interests in seven malls, five associated centers, one community center and our office building. The Operating Partnership, CBL & Associates Limited Partnership, or an affiliate of ours is the managing general partner of the partnerships that own many of properties, except for Governor's Square Mall and its associated center, Governor's Plaza, in which affiliates of a subsidiary of ours are non-managing general partners.

         The Operating Partnership is a Delaware limited partnership and a 68%-owned indirect subsidiary. Where the Operating Partnership serves as managing general partner of the partnerships that own our properties, it may have certain fiduciary responsibilities to the other partners in those partnerships. In certain cases, the approval or consent of the other partners is required before the Operating Partnership may sell, finance, expand or make other significant changes in the operations of such properties. To the extent such approvals or consents are required, the Operating Partnership may experience difficulty in, or may be prevented from, implementing its plans with respect to expansion, development, financing or other similar transactions with respect to such properties.

         With respect to Governor's Square and Governor's Plaza, the Operating Partnership does not have day-to-day operational control or control over certain major decisions. These include the timing and amount of distributions and decisions relating to sales, expansions and financings. This could result in decisions by the managing general partner that do not fully reflect our interests. This includes decisions relating to the requirements that we must satisfy in order to maintain our status as a real estate investment trust for tax purposes.

         We have on occasion agreed not to sell an acquired property for a number of years if such sale would trigger adverse tax consequences for the seller.

Dependence on Significant Properties

         Hickory Hollow Mall and Meridian Mall accounted for approximately 6.9% and 6.6%, respectively, of our total revenues for the six-month period ended June 30, 1999. Our financial position and results of operations will therefore be disproportionately affected by the results experienced at these properties.

Dependence on Key Tenants

         The Limited Stores Inc. (including Intimate Brands) maintains 127 stores in our malls and in the six-month period ended June 30, 1999 accounted for approximately 7.6% of total revenues of CBL.

         Food Lion (including Hannaford Brothers) serves as an anchor tenant in 40 of our community centers and in the six-month period ended June 30, 1999 accounted for approximately 3.2% of our total revenues. Food Lion is a publicly traded North Carolina-based operator of supermarkets.

         The loss or bankruptcy of any of these or other key tenants could negatively affect our financial position and results from operations.

Dependence on Management

         Certain of the Operating Partnership's lines of credit are conditioned upon the Operating Partnership continuing to be managed by certain members of its current senior management and by such members of senior management continuing to own a significant direct or indirect equity interest in the Operating Partnership (including any ownership interests such members of senior management may hold in us).

Conflict of Interest: Retained Property Interests

         Members of our senior management own interests in certain real estate properties which were retained by them at the time of our initial public offering. These consist primarily of (i) outparcels at certain of the our properties, which are being offered for sale through CBL & Associates Management, Inc. and (ii) one anchor store at an associated center, which we have a fixed-price option to acquire.

Conflict of Interest: Tax Consequences of Sales of Properties

         Since certain of our properties had unrealized gain attributable to the difference between the fair market value and adjusted tax basis in such properties immediately prior to their contribution to the Operating Partnership, the sale of any such properties will cause adverse tax consequences to the members of our senior management who owned interests in our predecessor entities. In addition, a significant reduction in the debt of our properties could cause adverse tax consequences to such members of senior management. As a result, members of our senior management might not favor a sale of a property or a significant reduction in debt even though such a sale or reduction could be beneficial to us and the Operating Partnership. Our Bylaws (as defined below) provide that any decision relating to the potential sale of any property that would result in a disproportionately higher taxable income for members of our senior management than for us and our stockholders, or that would result in a significant reduction in such property's debt, must be made by a majority of the independent directors of the Board of Directors. The Operating Partnership is required, in the case of such a sale, to distribute to its partners, at a minimum, all of the net cash proceeds from such sale up to an amount reasonably believed necessary to enable members of our senior management to pay any income tax liability arising from such sale.

Conflicts of Interest: Policies of Board of Directors

         Certain entities owned in whole or in part by members of our senior management, including the construction company which built most of our properties, may continue to perform services for, or transact business with, us and the Operating Partnership. Additionally, members of our senior management own a significant minority interest in this construction company. Furthermore, certain property tenants are affiliated with members of our senior management. The Bylaws provide that any contract or transaction between us or the Operating Partnership and one or more directors or officers of ours, or between us or the Partnership and any other entity in which one or more of our directors or officers are directors or officers, or have a financial interest, must be approved by our disinterested directors or stockholders after the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to them.

Federal Tax Consequences: REIT Classification

         We intend to continue to operate so as to qualify as a real estate investment trust under the tax code. Although we believe that we are organized and operate in such a manner, no assurance can be given that we qualified or will continue to qualify as a real estate investment trust. Such qualification involves the application of highly technical and complex tax code provisions for which there are only limited judicial or administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify. In addition, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification or its corresponding federal income tax consequences. We have received an opinion from our counsel, Willkie Farr & Gallagher, that we have been organized and operated in conformity with the requirements to qualify as a real estate investment trust and that our proposed method of operation will enable us to continue to meet such requirements. Such legal opinion, however, is not binding on the Internal Revenue Service. See "Federal Income Tax Considerations."

         If in any taxable year we were to fail to qualify as a real estate investment trust, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and we would be subject to federal income tax on our taxable income at regular corporate rates. Unless entitled to relief under certain statutory provisions, we also would be disqualified from treatment as a real estate investment trust for the four taxable years following the year during which qualification was lost. As a result, the funds available for distribution to our stockholders would be reduced for each of the years involved. We currently intend to operate in a manner designed to qualify. However, it is possible that future economic, market, legal, tax or other considerations may cause the Company's Board of Directors, with the consent of a majority of our stockholders, to revoke the real estate investment trust election. See "Federal Income Tax Considerations."

Federal Tax Consequences: Limits on Ownership Necessary to
Maintain REIT Qualification

         To maintain our status as a real estate investment trust under the tax code, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the tax code to include certain entities) during the last half of a taxable year. Our Certificate of Incorporation generally prohibits ownership of more than 6% of the outstanding shares of capital stock of the Company by any single stockholder determined by vote, value or number of shares (other than Charles Lebovitz, James Wolford and their affiliates under the tax code's attribution rules).

Federal Tax Consequences: Effect of Distribution Requirements

         To maintain our status as a real estate investment trust under the tax code, we generally will be required each year to distribute to our stockholders at least 95% of our taxable income after certain adjustments. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by us during each calendar year are less than the sum of 85% of our ordinary income for such calendar year, 95% of our capital gain net income for the calendar year and any amount of such income that was not distributed in prior years.

Environmental Matters

         Under various federal, state and local laws, ordinances and regulations, a current or previous owner or operator of real estate may be liable for the costs of removal or remediation of petroleum, certain hazardous or toxic substances on, under or in such real estate. Such laws typically impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such substances. The costs of remediation or removal of such substances may be substantial. The presence of such substances, or the failure to promptly remediate such substances, may adversely affect the owner's or operator's ability to sell such real estate or to borrow using such real estate as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, regardless of whether such facility is owned or operated by such person. Certain laws also impose requirements on conditions and activities that may affect the environment or the impact of the environment on human health. Failure to comply with such requirements could result in the imposition of monetary penalties (in addition to the costs to achieve compliance) and potential liabilities to third parties. Among other things, certain laws require abatement or removal of friable and certain non-friable asbestos-containing materials in the event of demolition or certain renovations or remodeling. Certain laws regarding asbestos-containing materials require building owners and lessees, among other things, to notify and train certain employees working in areas known or presumed to contain asbestos-containing materials. Certain laws also impose liability for release of asbestos-containing materials into the air and third parties may seek recovery from owners or operators of real properties for personal injury or property damage associated with asbestos-containing materials. In connection with the ownership and operation of properties, we, the Operating Partnership, or the relevant property's partnership, as the case may be, may be potentially liable for such costs or claims.

         All of our properties (but not properties for which we hold an option to purchase but do not yet own) have been subject to Phase I environmental assessments or updates of existing Phase I environmental assessments within approximately the last six years. Such assessments generally consisted of a visual inspection of the properties, review of federal and state environmental databases and certain information regarding historic uses of the property and adjacent areas and the preparation and issuance of written reports. Some of the properties contain, or contained, underground storage tanks used for storing petroleum products or wastes typically associated with automobile service or other operations conducted at the properties. Certain properties contain, or contained, dry-cleaning establishments utilizing solvents. Where believed to be warranted, samplings of building materials or subsurface investigations were undertaken. At certain properties, where warranted by the conditions, we have developed and implemented an operations and maintenance program that establishes operating procedures with respect to asbestos-containing materials. The costs associated with the development and implementation for such programs were not material.

         The Company believes that its properties are in compliance in all material respects with all federal, state and local ordinances and regulations regarding the handling, discharge and emission of hazardous or toxic substances. However, certain environmental conditions are being evaluated at Parkway Place in Huntsville, Alabama. There appears to be a high potential for adverse environmental conditions, specifically Total Petroleum Hydrocarbons, in the vicinity of an auto service center which had underground storage tanks. We have ordered additional engineering studies and as part of the redevelopment will correct the environmental conditions at the site. We have not been notified by any governmental authority, and are not otherwise aware, of any material noncompliance, liability or claim relating to hazardous or toxic substances in connection with any of our present or former properties. We have not recorded in our financial statements any material liability in connection with environmental matters. Nevertheless, it is possible that the environmental assessments available to us do not reveal all potential environmental liabilities. It is also possible that subsequent investigations will identify material contamination, that adverse environmental conditions have arisen subsequent to the performance of the environmental assessments, or that there are material environmental liabilities of which management is unaware. Moreover, no assurances can be given that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the properties has not been or will not be affected by tenants and occupants of the properties, by the condition of properties in the vicinity of the properties or by third parties unrelated to us, the Operating Partnership or the relevant property's partnership. The existence of any such environmental liability could have an adverse effect on our results of operations, cash flow and the funds available to us to pay dividends.

                        CBL & ASSOCIATES PROPERTIES, INC.

         We are CBL & Associates Properties, Inc., a self-managed, self-administered, fully integrated real estate investment trust. We are engaged in the ownership, acquisition, leasing, management and development of regional malls and community shopping centers. We were incorporated on July 13, 1993 under the laws of the State of Delaware to acquire substantially all of the real estate properties owned by our predecessor company, CBL & Associates, Inc., and its affiliates. Our predecessor company was owned by Charles B. Lebovitz, our Chairman of the Board and Chief Executive Officer, and his associates, who today are officers or retired officers of our company. We have elected to be taxed as a real estate investment trust for federal income tax purposes, commencing with our taxable year ended December 31, 1993.

         We conduct substantially all of our business through our Operating Partnership, which is a Delaware limited partnership. A subsidiary of our company is the sole general partner of the Operating Partnership and we own an indirect 68% interest in the Operating Partnership. To comply with certain technical requirements of the Internal Revenue Code of 1986, as amended, which are applicable to REITs, a Management Company carries out certain activities REITs cannot perform themselves. The Operating Partnership owns 100% of the preferred stock of the Management Company, which entitles the Operating Partnership to 95% of the Management Company's earnings, and also owns 5% of its common stock. Several of our officers hold the remaining 95% of the Management Company's common stock.

Our Business

         We own interests in a portfolio of properties, consisting of 30 enclosed regional malls, 15 associated centers, each of which is part of a regional shopping mall complex, and 82 independent community and neighborhood shopping centers.

         Additionally, we own one regional mall, one associated center, three community centers and two centers undergoing expansion, all of which are currently under construction. We also own options to acquire certain shopping center development sites.

         We also hold mortgages on community and neighborhood shopping centers owned by certain of our affiliates. The mortgages were granted in connection with certain property sales by our predecessor company. We also own an interest in a three-story office building in Chattanooga, Tennessee, a portion of which serves as our headquarters.

         We have qualified as a REIT for federal income tax purposes. In order to maintain this qualification, we must distribute at least 95% of our REIT taxable income, computed without regard to net capital gains or the dividends-paid deduction, and of our after-tax net income from foreclosure property each year.

         In this Prospectus, references to "we," "us" or "our" include those entities which we own or control, including the Operating Partnership, unless the context indicates otherwise.

Our Strategy

         Charles B. Lebovitz, our Chairman of the Board and Chief Executive Officer, has been involved in the acquisition, leasing, management and development of shopping centers for approximately 37 years. John N. Foy, our Vice Chairman and Chief Financial Officer, has been involved in these activities for approximately 29 years. Stephen D. Lebovitz, our President, has been involved in these activities for approximately 11 years, and was responsible for the establishment of our New England office and operations. We have assembled a management team that together possesses the skill and sophistication necessary to execute its strategy. New senior management appointments include experienced professionals in development, finance, human resources, leasing, legal and marketing.

         We believe that our management team and a number of other factors provide us with strategic advantages over other operators and developers in our market areas. These factors include our team approach to property management, our ability to develop high quality and innovative shopping centers on a cost effective basis, our established relationships with national and regional tenants and our extensive experience in understanding the needs of local tenants.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale by the Selling Stockholder, HRE Nashland, Inc., of any of the shares of Common Stock covered by this Prospectus.

                               SELLING STOCKHOLDER

         This prospectus covers the 388,022 shares of Common Stock owned by HRE Nashland, Inc., which represent the Selling Stockholder's entire beneficial shareholding in our company. After the offering, assuming all of the shares being offered have been sold, the Selling Stockholder will beneficially own no shares in our company. The number of Shares to be sold by the Selling Stockholder at any time or from time to time cannot currently be determined. The Selling Stockholder acquired its shareholding in connection with a sale of properties to the Operating Partnership.

                              PLAN OF DISTRIBUTION

         We are registering the Shares on behalf of the Selling Stockholder pursuant to a Registration Rights Agreement with HRE Nashland, Inc., dated as of July 1, 1998. The Shares may be offered and sold by the Selling Stockholder, or by purchasers, transferees, donees, pledgees or other successors in interest, directly or through brokers, dealers, agents or underwriters who may receive compensation in the form of discounts, commissions or similar selling expenses paid by the Selling Stockholder or by a purchaser of the Shares on whose behalf such broker-dealer may act as agent. Sales and transfers of the Shares may be effected from time to time in one or more transactions, in private or public transactions, on the NYSE, in the over-the-counter market, in negotiated transactions or otherwise, at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at negotiated prices, without consideration or by any other legally available means. Any or all of the Shares may be sold from time to time by means of:

         (a) a block trade, in which a broker or dealer attempts to sell the Shares as agent but may position and resell a portion of the Shares as principal to facilitate the transaction;

         (b) purchases by a broker or dealer as principal and the subsequent sale by such broker or dealer for its account pursuant to this Prospectus;

         (c) ordinary brokerage transactions (which may include long or short sales) and transactions in which the broker solicits purchasers;

         (d) the writing (sale) of put or call options on the Shares;

         (e) the pledging of the Shares as collateral to secure loans, credit or other financing arrangements and subsequent foreclosure, the disposition of the Shares by the Lender thereunder; and

         (f) any other legally available means.

         To the extent required with respect to a particular offer or sale of the Shares, a Prospectus Supplement will be filed pursuant to Section 424(b)(3) of the Securities Act, and will accompany this Prospectus, to disclose:

         (a) the number of Shares to be sold;

         (b) the purchase price;

         (c) the name of any broker, dealer or agent effecting the sale or transfer and the amount of any applicable discounts, commissions or similar selling expenses; and

         (d) any other relevant information.

         The Selling Stockholder may transfer the Shares by means of gifts, donations and contributions. This Prospectus may be used by the recipients of such gifts, donations and contributions to offer and sell the Shares received by them, directly or through brokers, dealers or agents and in private or public transactions; however, if sales pursuant to this Prospectus by any such recipient could exceed 500 Shares, we may be required to file a Prospectus Supplement pursuant to Section 424(b)(3) of the Securities Act to identify the recipient as another Selling Stockholder and disclose any other relevant information. Such Prospectus Supplement would be delivered together with this Prospectus to any purchaser of such Shares.

         In connection with distributions of the Shares or otherwise, the Selling Stockholder may enter into hedging transactions with brokers, dealers or other financial institutions. In connection with such transactions, brokers, dealers or other financial institutions may engage in short sales of our Common Stock in the course of hedging the positions they assume with the Selling Stockholder. To the extent permitted by applicable law, the Selling Stockholder also may sell the Shares short and redeliver the Shares to close out such short positions.

         The Selling Stockholder and any broker-dealers who participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any discounts, commissions or similar selling expenses they receive and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. As a result, we have informed the Selling Stockholder that Regulation M, promulgated under the Exchange Act, may apply to sales by the Selling Stockholder in the market. The Selling Stockholder may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act.

         The aggregate net proceeds to the Selling Stockholder from the sale of the Shares will be the purchase price of such Shares less any discounts, concessions or commissions. We will not receive any proceeds from the sale of any Shares by the Selling Stockholder. We will pay all expenses incurred in connection with this offering, other than brokerage fees or underwriting commissions in connection with the resale of Shares, attorney fees and expenses for attorneys retained by a holder of the Shares in connection with their resale, or transfer taxes related to the sale or disposition of Shares.

         The Selling Stockholder is acting independently of us in making decisions with respect to the timing, price, manner and size of each sale. We have not engaged any broker, dealer or agent in connection with the sale of the Shares, and there is no assurance that the Selling Stockholder will sell any or all of the Shares. In connection with the offer and sale of the Shares, we have agreed to make available to the Selling Stockholder copies of this Prospectus and any applicable

Prospectus Supplement and have informed the Selling Stockholder of the need to deliver copies of this Prospectus and any applicable Prospectus Supplement to purchasers prior to any sale to them.

         The Shares covered by this Prospectus may qualify for sale under
Section 4(1) of the Securities Act or Rule 144 promulgated thereunder, and may be sold pursuant to such provisions rather than pursuant to this Prospectus.

                        FEDERAL INCOME TAX CONSIDERATIONS

         This section is a summary of certain federal income tax matters of general application pertaining to REITs and their stockholders under the Internal Revenue Code of 1986, as amended (the "Code"). The discussion is based on current law and does not purport to deal with all aspects of federal income taxation that may be relevant to investors subject to special treatment under federal income tax laws, such as investors subject to the Employee Retirement Income Security Act of 1974, as amended, tax exempt investors, insurance companies, financial institutions, dealers in securities or foreign persons. The provisions of the Code pertaining to REITs are highly technical and complex and sometimes involve mixed questions of fact and law. In addition, this section does not discuss foreign, state or local taxation.

         The statements and opinions in this discussion are based on current provisions of the Code and its legislative history, existing, temporary and currently proposed Treasury Regulations under the Code, existing administrative rulings and practices of the Internal Revenue Service ("IRS") and judicial decisions. We cannot assure you that legislative, judicial or administrative changes will not affect the accuracy of any statements contained herein.

         This discussion is not intended as a substitute for careful tax planning. You are urged to consult with your own tax advisor regarding the application of specific tax consequences of ownership of our capital stock.

TAXATION OF THE COMPANY

         We elected to be taxed as a REIT under the Code commencing with our taxable year ended December 31, 1993.

         In the opinion of Willkie Farr & Gallagher, our tax counsel, we have been organized and operated in a manner that has enabled us to qualify as a REIT under Sections 856 through 859 of the Code, and our proposed method of operation will enable us to continue to so qualify. No assurance can be given, however, that we will so qualify or continue to so qualify. Our ability to qualify as a REIT under the requirements of the Code and the Treasury Regulations promulgated thereunder is dependent upon actual operating results. An opinion of counsel is not binding on the IRS or the courts and, accordingly, no assurance can be given that the statements set forth in this section will not be challenged by the IRS or sustained by the courts if so challenged.

         Willkie Farr & Gallagher's opinion is based on certain factual representations and assumptions and methods of operations which are beyond its control and which it will not monitor on an ongoing basis. Such factual assumptions and representations are set forth below. In particular, this opinion is based upon the factual representations by us concerning our business and properties and of Shumacker & Thompson, P.C. as to certain factual representations and legal conclusions. Moreover, such qualification and taxation as a REIT depends upon the our ability to meet, through actual annual operating results, certain distribution levels, a specified diversity of stock ownership, and the various other qualification tests imposed under the Code as discussed below. The annual operating results will not be reviewed by Willkie Farr & Gallagher. Accordingly, no assurance can be given that the actual results of the Company's operation for any particular taxable year will satisfy such requirements. Further, the anticipated income tax treatment described in this Prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time.

         Provided we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on our net income that is currently distributed to our shareholders. This treatment substantially eliminates the "double taxation" at the corporate and shareholder levels that generally results from an investment in a corporation.

         To qualify as a REIT under the Code for a taxable year, we must meet certain organizational and operational requirements, which generally require us to be a passive investor in operating real estate and to avoid excessive concentration of ownership of our stock. First, our principal activities must be real estate related and we are required to meet various asset and income qualification tests on a periodic basis. There are three asset tests. First, at least 75% of the value of our total assets at the end of each calendar quarter generally must consist of real estate assets, cash or U.S. government securities. Second, not more than 25% of our total assets may be represented by securities other than those in the 75% asset class. Finally, of the investments included in the 25% asset class, the value of any one corporation's securities owned by us may not exceed 5% of the total value of our assets and may not own more than 10% of the outstanding voting securities of any issuer; shares of qualified REITs and of certain wholly owned subsidiaries (of which we own three) are exempt from this prohibition.

         For each taxable year, at least 75% of a our gross income must be derived from specified real estate sources and 95% must be derived from such real estate sources plus certain other permitted sources. Real estate income for purposes of these requirements includes gains from the sale of real property not held primarily for sale to customers in the ordinary course of business, dividends on REIT shares, interest on loans secured by mortgages on real property, certain rents from real property and income from foreclosure property. For rents to qualify, they may not be based on the income or profits of any person, except that they may be based on a percentage or percentages of gross income or receipts, and, subject to certain limited exceptions (including a 1% safe harbor), we generally may not furnish services (other than usual and customary services) to tenants. Rents received from a certain related-party tenants are not qualifying rents. Finally, if rents attributable to personal property leased in connection with the real property exceeds 15% of the total rent, then the amount in excess of 15% will not qualify as rent for purposes of the 75% and 95% income tests.

         For us to remain qualified as a REIT, no more than 50% in value of our outstanding capital stock, including in some circumstances stock into which outstanding securities might be converted, may be owned actually or constructively by five or fewer individuals (as defined in the

Code to include certain entities) at any time during the last half of our taxable year. Accordingly, our Certificate of Incorporation, as amended, contains provisions restricting the acquisition of shares of our capital stock. In addition, shares of our capital stock must be held by a minimum of 100 persons for at least 335 days of our taxable year or during a proportionate part of a taxable year of less than 12 months. To monitor our compliance with these share ownership requirements, we are required to maintain records regarding ownership. Moreover, we are required to demand written statements of ownership from certain stockholders and to maintain a record of the responses. A stockholder who refuses to or fails to comply with this demand must submit a statement with its tax return disclosing actual ownership of the capital stock and certain other information.

         So long as we qualify for taxation as a REIT and distribute at least 95% of the sum of (a) our REIT taxable income (as computed without regard to net capital gains and the dividends-paid deduction) and (b) our net income (after tax) from foreclosure property for our taxable year to our stockholders annually, we will not be subject to federal income tax on that portion of such income distributed to our stockholders. We will be taxed at regular corporate rates on all income not distributed to our stockholders. Our policy is to distribute at least 95% of the sum of our REIT taxable income and net income from foreclosure property. We may also incur taxes, however, for certain other activities or to the extent distributions do not satisfy certain other requirements. These taxes include a corporate alternative minimum tax and an excise tax on undistributed income. Finally, if we fail to meet the distribution requirement, we may, in some cases, be able to rectify the failure by paying "deficiency dividends" to our shareholders in a later year.

         Pursuant to recently enacted legislation and if we so elect, we may retain, rather than distribute, our net long-term capital gains and pay the tax on such gains. In such a case, our stockholders would include their proportionate share of the undistributed long-term capital gains in income. However, our stockholders would then be deemed to have paid their share of the tax, which would be credited or refunded to them. In addition, our stockholders would be able to increase the basis of our shares by the amount of the undistributed long-term capital gains (less the amount of capital gains tax paid by us) included in the stockholder's long-term capital gains.

         In the case of a REIT which is a partner in a partnership, such as us, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn the income of the partnership attributable to such share. In addition, for purposes of satisfying the asset and income tests described above, the character of the gross income and assets in the hands of the partnership remains the same when allocated to the REIT. Accordingly, our proportionate share of the assets, liabilities and items of income of the Operating Partnership will be treated as our assets, liabilities, and items of income for purposes of qualifying as a REIT.

         Under the Code and Treasury Regulations, items of income, gain, loss and deduction attributable to appreciated or depreciated property contributed to a partnership in exchange for a partnership interest must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or loss associated with the property at the time of contribution. These allocations are solely for income tax purposes and do not affect the economic or legal arrangements among the partners. As a result of these rules, certain limited partners in the Operating Partnership (and other partnerships in which we own an interest) may be allocated lower depreciation and other deductions or greater amounts of taxable income. This may cause us to recognize income in excess of cash proceeds, which in turn may affect our ability to comply with the REIT distribution requirements.

         Our failure to qualify during any taxable year as a REIT could, unless certain relief provisions were available, have a material adverse effect upon investors. If disqualified for taxation as a REIT for a taxable year, we would also be disqualified for taxation as a REIT for the next four taxable years, unless the failure was due to reasonable cause rather than willful neglect and certain other conditions are met. We would be subject to federal income tax at corporate rates on all of our taxable income and would not be able to deduct the dividends paid, which could result in a discontinuation of or substantial reduction in dividends to stockholders. Dividends would also be subject to the regular tax rules applicable to dividends received by stockholders of corporations. Should the failure to qualify be determined to have occurred retroactively in one of our earlier tax years, the imposition of a substantial federal income tax liability on us attributable to such nonqualifying tax years may adversely affect our ability to pay dividends. In the event that we fail to meet certain income tests of the tax law, we may, generally, nonetheless retain our qualification as a REIT if we pay a 100% tax on the amount by which we failed to meet the income tests so long as our failure was due to reasonable cause and not willful neglect. Any such taxes would adversely affect our ability to pay dividends.

TAXATION OF TAXABLE U.S. STOCKHOLDERS

         As used herein, the term "U.S. Stockholder" means a holder of our stock who, for United States federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons as defined in section 7701(a)(30) of the Code, have the authority to control all the substantial decisions of such trust.

         As long as we qualify as a REIT, distributions made to our U.S. Stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taxable to such U.S. Stockholders as ordinary income. Corporate U.S. Stockholders will not be entitled to the dividends-received deduction with respect to distributions by us. Distributions that are designated as capital gain dividends will be taxable to U.S. stockholders as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the U.S. Stockholder has held its stock. Subject to certain limitations, such capital gains dividends received by an individual U.S. Stockholder may be eligible for the 20% or 25% capital gains rates of tax. However, corporate U.S. Stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions by us in excess of our current and accumulated earnings and profits will not be taxable to a U.S. Stockholder to the extent that such distributions do not exceed the adjusted basis of the U.S. Stockholder's shares, but rather will be a nontaxable reduction in a U.S.

Stockholder's adjusted basis in such shares to the extent thereof and thereafter will be taxed as capital gain.

         Any dividend declared by us in October, November or December of any year payable to a U.S. Stockholder of record on a specified date in any such month will be treated as both paid by us and received by the U.S. Stockholder on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year.

         U.S. Stockholders holding capital stock at the close of our taxable year will be required to include, in computing their long-term capital gains for the taxable year in which the last day of our taxable year falls, such amount as we may designate in a written notice mailed to our stockholders. We may not designate amounts in excess of our undistributed net capital gain for the taxable year. Each U.S. Stockholder required to include such a designated amount in determining such stockholder's long-term capital gains will be deemed to have paid, in the taxable year of the inclusion, the tax paid by us in respect of such undistributed net capital gains. U.S. Stockholders subject to these rules will be allowed a credit or a refund, as the case may be, for the tax deemed to have been paid by such stockholders. U.S. Stockholders will increase their basis in their capital stock by the difference between the amount of such includible gains and the tax deemed paid by the U.S. Stockholder in respect of such gains.

         U.S. Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, such losses would be carried over by us for potential offset against our future income (subject to certain limitations). Taxable distributions from us and gain from the disposition of the capital stock will not be treated as passive activity income and, therefore, U.S. Stockholders generally will not be able to apply any "passive activity losses" (such as losses from certain types of limited partnerships in which the U.S. Stockholder is a limited partner) against such income. In addition, taxable distributions from us and gain from the disposition of capital stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify the U.S. Stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain. In general, any gain or loss realized upon a taxable disposition of the capital stock by a U.S. Stockholder who is not a dealer in securities will be treated as long-term capital gain if held for more than 12 months and otherwise as short-term capital gain or loss. Long-term capital gain of an individual U.S. Stockholder with respect to the sale of stock is generally subject to a maximum tax rate of 20%. However, any loss upon a sale or exchange of capital stock by a U.S. Stockholder who has held such stock for six months or less (after applying certain holding period rules) will be treated as long-term capital loss to the extent of distributions from us required to be treated by such U.S. Stockholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of the capital stock may be disallowed if other shares of the capital stock are purchased within 30 days before or after the disposition.

BACKUP WITHHOLDING

         We will report to our U.S. Stockholders and to the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a U.S. Stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder: (a) is a corporation or comes within certain other exempt categories and when required demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Stockholder that does not provide us with a correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the U.S. Stockholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. Stockholders that fail to certify their non-foreign status to us. See " Taxation of Non-U.S. Stockholders of the Company."

TAXATION OF PENSION TRUSTS

         One of the requirements for us to qualify as a REIT for federal income tax purposes is that during the last half of each taxable year, not more than 50% in value of our capital stock can be owned by five or fewer individuals (as defined in the Code to include certain entities). For purposes of the "five or fewer" test described above, beneficiaries of a domestic pension trust that owns shares of our capital stock generally will be treated as owning such shares in proportion to their actuarial interests in the trust. In addition, amounts distributed by us to a tax-exempt pension trust generally do not constitute unrelated business taxable income ("UBTI") to such trust unless the trust owns more than ten percent of the capital stock, in which case a portion of such amounts distributed may be treated as UBTI.

TAXATION OF NON-U.S. STOCKHOLDERS

         The rules governing United States federal income taxation of the ownership and disposition of capital stock by persons that are, for purposes of such taxation, nonresident alien individuals, foreign corporations, foreign partnerships or foreign estates or trusts (collectively, "Non-U.S. Stockholders") are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of United States federal income tax and does not address state, local or foreign tax consequences that may be relevant to a Non-U.S. Stockholder in light of its particular circumstances. In addition, this discussion is based on current law, which is subject to change, and assumes that we qualify for taxation as a REIT. Prospective Non-U.S. Stockholders should consult with their own tax advisers to determine the impact of federal, state, local and foreign income tax laws with regard to an investment in capital stock, including any reporting requirements.

         Distributions by us to a Non-U.S. Stockholder that are neither attributable to gain from sales or exchanges by us of United States real property interests nor designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of United States federal income tax on a gross basis (that is, without allowance of deductions) at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the Non-U.S. Stockholder of a United States trade or business. Dividends that are effectively connected with such a trade or business will be subject to tax on a net basis (that is, after allowance of deductions) at graduated rates, in the same manner as U.S. Stockholders are taxed with respect to such dividends, and are generally not subject to withholding. Any such dividends received by a Non-U.S. Stockholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. We expect to withhold United States income tax at the rate of 30% on the gross amount of any such distributions made to a Non-U.S. Stockholder unless (i) a lower treaty rate applies and any required form or certification evidencing eligibility for that reduced rate is filed with the Company or (ii) the Non-U.S. Stockholder files an IRS Form 4224 (or successor form) with us claiming that the distribution is effectively connected income.

         Distributions in excess of our current or accumulated earnings and profits will not be taxable to a Non-U.S. Stockholder to the extent that they do not exceed the adjusted basis of the stockholder's capital stock, but rather will reduce the adjusted basis of such capital stock. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's capital stock, they will give rise to gain from the sale or exchange of its capital stock, the tax treatment of which is described below. As a result of a recent legislative change made to the Code, it appears that we will be required to withhold 10% of any distribution in excess of our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution (or a lower applicable treaty rate), to the extent that we do not do so, any portion of a distribution not subject to withholding at a rate of 30% (or a lower applicable treaty rate) will be subject to withholding at a rate of 10%. However, the Non-U.S. Stockholder may seek a refund of such amounts from the IRS if it subsequently determined that such distribution was, in fact, in excess of our current or accumulated earnings and profits, and the amount withheld exceeded the Non-U.S. Stockholder's United States tax liability, if any, with respect to the distribution.

         Distributions to a Non-U.S. Stockholder that are designated by us at the time of distribution as capital gains dividends (other than those arising from the disposition of a United States real property interest) generally will not be subject to United States federal income taxation, unless (i) the investment in the capital stock is effectively connected with the Non-U.S. Stockholder's United States trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. Stockholders with respect to such gain (except that a stockholder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above), or (ii) the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

         Under the Foreign Investment in Real Property Tax Act ("FIRPTA"), distributions to a Non-U.S. Stockholder that are attributable to gain from sales or exchanges by us of United States real property interests (whether or not designated as a capital gain dividend) will cause the Non-U.S. Stockholder to be treated as recognizing such gain as income effectively connected with a

United States trade or business. Non-U.S. Stockholders would thus generally be taxed at the same rates applicable to U.S. Stockholders (subject to a special alternative minimum tax in the case of nonresident alien individuals). Also, such gain may be subject to a 30% branch profits tax in the hands of a Non-U.S. Stockholder that is a corporation, as discussed above. We are required to withhold 35% of any such distribution. That amount is creditable against the Non-U.S. Stockholder's United States federal income tax liability.

         Although the law is not entirely clear on the matter, it appears that amounts designated by us as undistributed capital gains in respect of stockholders' shares would be treated with respect to Non-U.S. Stockholders in the manner outlined in the preceding two paragraphs for actual distributions by us of capital gain dividends. Under that approach, the Non-U.S. Stockholders would be able to offset as a credit against their United States federal income tax liability resulting therefrom their proportionate share of the tax paid by us on such undistributed capital gains (and to receive from the IRS a refund to the extent their proportionate share of such tax paid by us were to exceed their actual United States federal income tax liability).

         Gain recognized by a Non-U.S. Stockholder upon the sale or exchange of capital stock generally will not be subject to United States taxation unless such shares constitute a "United States real property interest" within the meaning of FIRPTA. The capital stock will not constitute a "United States real property interest" so long as we are a "domestically controlled REIT." A "domestically controlled REIT" is a REIT in which at all times during the specified testing period less than 50% in value of its stock is held directly or indirectly by Non-U.S. Stockholders. Notwithstanding the foregoing, gain from the sale or exchange of capital stock not otherwise subject to FIRPTA will be taxable to a Non-U.S. Stockholder if the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States. In such case, the nonresident alien individual will be subject to a 30% United States withholding tax on the amount of such individual's gain.

         We believe that we are and will continue to be a "domestically controlled REIT," and therefore that the sale of capital stock will not be subject to taxation under FIRPTA. However, because the capital stock is publicly traded, no assurance can be given that we will continue to be a "domestically controlled REIT." If we fail to qualify as a "domestically controlled REIT," gain arising from the sale or exchange by a Non-U.S. Stockholder of capital stock still would not be subject to United States taxation under FIRPTA as a sale of a "United States real property interest," if (i) the capital stock (as applicable) is "regularly traded" (as defined by applicable Treasury Regulations) on an established securities market (e.g., the NYSE) and (ii) the selling Non-U.S. Stockholder held 5% or less of the value of the outstanding class or series of shares being sold at all times during a specified testing period. If gain on the sale or exchange of capital stock were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to regular United States income tax with respect to such gain in the same manner as a U.S. Stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and the purchaser of the capital-stock would be required to withhold and remit to the IRS 10% of the purchase price.

         Backup withholding tax and information reporting will generally not apply to distributions paid to Non-U.S. Stockholders outside the United States that are treated as (i) dividends subject to the 30% (or lower treaty rate) withholding tax discussed above, (ii) capital gains dividends or (iii) distributions attributable to gain from the sale or exchange by us of United States real property interests. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of capital stock by or through a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of sale of capital stock by a foreign office of a broker that (a) is a United States person, (b) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (c) is a "controlled foreign corporation" (generally, a foreign corporation controlled by U.S. Stockholders) for United States tax purposes, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Stockholder and certain other conditions are met, or the stockholder otherwise establishes an exemption. Payment to or through a United States office of a broker of the proceeds of a sale of capital stock is subject to both backup withholding and information reporting unless the stockholder certifies under penalty of perjury that the stockholder is a Non-U.S. Stockholder, or otherwise establishes an exemption. A Non-U.S. Stockholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

         The United States Treasury Department has issued final regulations regarding the withholding and information reporting rules discussed above. In general, these regulations do not alter the substantive withholding and information reporting requirements but unify certification procedures and forms and clarify and modify reliance standards. These regulations generally are effective for payments made after December 31, 2000, subject to certain transition rules. A Non-U.S. Stockholder should consult its own advisor regarding the effect of the new Treasury Regulations.

POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS.

         The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the tax law, which may have retroactive application, could adversely affect us and our investors. It cannot be predicted whether, when, in what forms, or with what effective dates, the tax law applicable to us or our investors will be changed.

                   STATE, LOCAL AND FOREIGN TAX CONSIDERATIONS

         We may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which we transact business or make investments. For example, the State of Tennessee has recently enacted legislation that would extend franchise and excise taxes to limited partnerships for tax years ending in 2000. In addition, our state, local and foreign tax treatment may not conform to the federal income tax consequences summarized above.

         Likewise, you may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which you reside. In addition, your state, local and foreign tax treatment may not conform to the federal income tax consequences summarized above. Consequently, you should consult your tax advisor regarding the effect of state, local and foreign tax laws on an investment in our securities.

                                  LEGAL MATTERS

         Certain legal matters with respect to the Shares will be passed upon for us by Willkie Farr & Gallagher, New York, New York. Certain other matters will be passed upon for us by Shumacker & Thompson, P.C., Chattanooga, Tennessee. Certain members of Shumacker & Thompson, P.C. are assistant secretaries of the Company.

                                     EXPERTS

         The financial statements and schedules incorporated by reference in CBL & Associates Properties, Inc.'s Form 10-K and incorporated by reference in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the various expenses in connection with the sale and distribution of securities being registered, other than discounts, concessions and brokerage commissions.

SEC registration fee............................................     $2,431
Blue sky fees and expenses......................................        500*
Legal fees and expenses.........................................     20,000*
Accounting fees and expenses....................................      5,000*
Miscellaneous (including NYSE listing fees).....................      1,500*
                                                                   --------
         Total..................................................    $29,431*

--------------------
*  Estimated

         The Company will bear all of the foregoing expenses.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company is a Delaware corporation. In its Certificate of Incorporation, as amended, the Company generally agrees to indemnify each person who is a director or officer of the Company, or serves at the request of a director or officer as a director, officer, employee or agent of another company, in accordance with the Company's by-laws, to the fullest extent permissible by the Delaware General Corporation Law or other applicable laws. No director of the Company will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

         The Company has entered into indemnification agreements with each of its officers and directors. The indemnification agreements, among other things, require the indemnification of the Company's officers and directors to the fullest extent permitted by law, and require that the Company advance to the officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Such indemnification agreements also provide for the indemnification and advance of all expenses incurred by officers and directors seeking to enforce their rights under the indemnification agreements, and require the Company to cover officers and directors under the Company's directors' and officers' liability insurance.

         Although the indemnification agreements offer substantially the same scope of coverage afforded by provisions in the Certificate and the Bylaws, such agreements provide greater assurance to directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or by the stockholders to eliminate the rights they provide.

ITEM 16. EXHIBITS.

    5.1    Opinion of Willkie Farr & Gallagher, counsel for the Company.

    8.1    Tax opinion of Willkie Farr & Gallagher, counsel for the Company.

    23.1   Consent of Arthur Andersen LLP

    23.2   Consent of Willkie Farr & Gallagher (included in Exhibit 5.1 and
           Exhibit 8.1).

    24.1 Powers of Attorney of certain officers and directors of the Company (included on signature page).

ITEM 17. UNDERTAKINGS.

   (a)    The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  provided however, that subparagraphs (1)(i) and (ii) above do not apply if the Registration Statement is on Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of he Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than insurance payments and the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chattanooga, State of Tennessee, as of November 5, 1999.

                        CBL & ASSOCIATES PROPERTIES, INC.
                           (Registrant)

                        By:     /s/ CHARLES B. LEBOVITZ
                           --------------------------------
                               Charles B. Lebovitz
                               Chairman and Chief Executive Officer



         Each of the undersigned officers and directors of CBL & Associates Properties, Inc., hereby severally constitutes and appoints Charles B. Lebovitz, John N. Foy and Stephen D. Lebovitz and each of them as the attorneys-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any and all pre- or post-effective amendments to this Registration Statement, any subsequent Registration Statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933 and any and all pre- or post-effective amendments thereto, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact, or either of them, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below as of November 5, 1999, by the following persons in the capacities indicated:

         Signature                                Title

/s/ CHARLES B. LEBOVITZ            Chairman and Chief Executive Officer
------------------------
Charles B. Lebovitz


/s/ JOHN N. FOY                    Director, Vice Chairman, Treasurer, and
------------------------           Chief Financial Officer (Principal Financial
     John N. Foy                   Officer and Principal Accounting Officer)


/s/ STEPHEN D. LEBOVITZ            Director, President and Secretary
-------------------------
    Stephen D. Lebovitz


/s/ CLAUDE M. BALLARD              Director
-------------------------
     Claude M. Ballard

/s/ WILLIAM J. POORVU                                         Director
---------------------------
     William J. Poorvu


/s/ LEO FIELDS                                                Director
---------------------------
     Leo Fields


/s/ WINSTON W. WALKER                                         Director
---------------------------
     Winston W. Walker

                                  EXHIBIT INDEX

  EXHIBIT
    NO.                            DESCRIPTION
----------                        -------------


     5.1    Opinion of Willkie Farr & Gallagher, counsel for the Company.

     8.1    Tax Opinion of Willkie Farr & Gallagher, counsel for the Company.

     23.1   Consent of Arthur Andersen LLP.

     23.2   Consent of Willkie Farr & Gallagher (included in Exhibit 5.1 and
            Exhibit 8.1).

     24.1 Powers of Attorney of certain officers and directors of the company (included on signature page).